Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Internet Capital Group, Inc.

We consent to the use of our reports dated March 9, 2004, with respect to the consolidated balance sheets of Internet Capital Group, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity (deficit), comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2003 and the related financial statement schedule, which reports appear in the December 31, 2003 annual report on Form 10-K of Internet Capital Group, Inc. incorporated herein by reference and to the reference to our firm under the heading “Experts” in this registration statement.

Our report dated March 9, 2004 contains an explanatory paragraph that describes Internet Capital Group, Inc.’s change in its method of accounting for goodwill and accounting for notes receivable from stockholders in 2002 and derivatives in 2001.

KPMG LLP

Philadelphia, Pennsylvania

May 18, 2004